As filed with the Securities and Exchange Commission on August 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0743196
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1600 Sunflower Avenue, 2nd Floor Costa Mesa, California 92626
(Address of Principal Executive Offices, Including Zip Code)

PACIFIC PREMIER BANCORP, INC. 2004 LONG-TERM INCENTIVE PLAN
(Full Titles of the Plans)

Steven R. Gardner President and Chief Executive Officer Pacific Premier Bancorp, Inc. 1600 Sunflower Avenue, 2nd Floor Costa Mesa, California 92626
(Name and Address of Agent for Service)

(714) 431-4000
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
(202) 457-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.01 par value	525,500 shares	(2)	$10.85	$5,701,675	$722.41

(1)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the highest and lowest quoted selling prices of the Registrant’s common stock reported on the Nasdaq National Market on July 29, 2004, a date within five business days of the date on which this registration statement was filed.

(2)                                  Together with an indeterminable number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s 2004 Long-Term Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Employees participating in the 2004 Long-Term Incentive Plan (the “Plan”) may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning Pacific Premier Bancorp, Inc. (the “Registrant”) at:  1600 Sunflower Avenue, 2nd Floor, Costa Mesa, California 92626, (714) 431-4000, Attention: Corporate Secretary.  These documents are also incorporated by reference in the prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)                                  Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004.

(b)                                 All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

(c)                                  The description of the Registrant’s common stock contained in the Registrant’s Form 8-A (File No. 000-22193), as filed with the Commission pursuant to Sections 12(b) and 12(g) of the Exchange Act, on February 28, 1997.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such reports and documents are filed with the Commission.  Any statement incorporated by reference herein shall also be deemed to be modified or superseded for the purposes of this Registration Statement and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement or any such amendment or supplement.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Certain legal matters with respect to the legality of the common stock registered hereby will be passed upon for the Registrant by Patton Boggs LLP.  As of the date of this Registration Statement, certain partners of Patton Boggs LLP owned approximately 15,000 shares of the Registrant’s common stock.

Item 6.                                                           Indemnification of Directors and Officers.

In accordance with the General Corporation Law of the State of Delaware, Articles 10 and 11 of the Registrant’s Certification of Incorporation provides:

TENTH:

A.                                   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.                                     The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in 15 his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.                                     If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D.                                    The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E.                                      The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.                                      The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:                                      A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

Exhibit No.	Description

4.0	Common Stock Certificate (1)

5.1	Opinion of Patton Boggs LLP regarding the legality of the Common Stock being registered.

10.1	2004 Long-Term Incentive Plan (2)

23.1	Consent of Vavrinek, Trine, Day & Co., LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

(1) Incorporated herein by reference from the Registrant’s Registration Statement on Form S-4, as amended, filed on January 27, 1997, Registration No. 333-20497.

(2) Incorporated herein by reference from the Registrant’s Definitive Proxy Statement filed on April 23, 2004, File No. 000-22193.

Item 9.                                                           Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculations of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration

Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on August 2, 2004.

PACIFIC PREMIER BANCORP, INC.

By:	/s/ Steven R. Gardner
Steven R. Gardner
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears below, hereby makes, constitutes and appoints Steven R. Gardner and John Shindler and each of them severally, as his or her attorney-in-fact to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement and any subsequent Registration Statement filed pursuant to Rule 462 under the Securities Act, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

/s/ Steven R. Gardner	President and Chief Executive Officer (Principal Executive Officer)	August 2, 2004
Steven R. Gardner

/s/ John Shindler	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 2, 2004
John Shindler

/s/ John D. Godard	Director	August 2, 2004
John D. Godard

/s/ Roy A. Henderson	Director	August 2, 2004
Roy A. Henderson

/s/ Michael L. McKennon	Director	August 2, 2004
Michael L. McKennon

/s/ Ronald G. Skipper	Chairman of the Board	August 2, 2004
Ronald G. Skipper

/s/ Kent G. Snyder	Director	August 2, 2004
Kent G. Snyder

/s/ Sam Yellen	Director	August 2, 2004
Sam Yellen

EXHIBIT INDEX

Exhibit No.	Description

4.0	Common Stock Certificate (1)

5.1	Opinion of Patton Boggs LLP regarding the legality of the Common Stock being registered.

10.1	2004 Long-Term Incentive Plan (2)

23.1	Consent of Vavrinek, Trine, Day & Co., LLP

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

(1) Incorporated herein by reference from the Registrant’s Registration Statement on Form S-4, as amended, filed on January 27, 1997, Registration No. 333-20497.

(2) Incorporated herein by reference from the Registrant’s Definitive Proxy Statement filed on April 23, 2004, File No. 000-22193.